Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

BRISBANE, Calif., August 4, 2011 — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the second quarter and six months ended June 30, 2011. InterMune also highlighted its recent business and clinical development activities, as well as the status of preparations for the launches of Esbriet® (pirfenidone) in the European Union.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “The second quarter was highlighted by the rapid and substantial progress we made in our preparations to launch Esbriet in the EU in adults for the treatment of mild to moderate idiopathic pulmonary fibrosis, or IPF. We are now in the final stages of preparing to make Esbriet available to patients in Europe, beginning with Germany in September, in a launch that will coincide with the Annual Congress of the European Respiratory Society. We are pleased to report that our German organization is fully staffed, with our sales force undergoing training this month. The launch in Germany will be followed by a series of Esbriet launches in the other major EU countries through 2012.”

Mr. Welch continued, “Regarding our plans to bring Esbriet to U.S. patients, we were very pleased to announce on July 7 that patient enrollment had begun in the new Phase 3 study, ASCEND. We expect to complete patient enrollment in the first half of next year.”

Clinical Development, Business Highlights and Upcoming Milestones

Esbriet® (pirfenidone):

•

InterMune plans to launch Esbriet in Germany in September, coincident with the European Respiratory Society conference. Based on anticipated EU country reimbursement timelines, InterMune currently plans to launch Esbriet in the rest of Europe in 2012 with France, Spain and Italy expected to launch during the first half of 2012 and the United Kingdom in the third quarter of 2012. InterMune also plans to launch Esbriet in all of the remaining high-priority EU countries during 2012, the majority of them by mid-year.

•

InterMune in April launched a Named Patient Access Program (NPP) that allows qualified physicians to make Esbriet available to their IPF patients free of charge, if certain pre-specified medical criteria and conditions are met, before Esbriet is commercially available within a given country. The NPP is focused on the major countries of Europe and is expected to continue for approximately 12 months.

•	InterMune today reported that Esbriet will be the subject of an oral presentation at the Annual Congress of the European Respiratory Society (ERS), September 24-28 in Amsterdam, The Netherlands:

•	The long-term safety of pirfenidone in patients with idiopathic pulmonary fibrosis (IPF): Interim data from the RECAP extension study (abstract number 855888).

•	Authors: U. Costabel, C. Albera, A. Cohen, W. Bradford, T. King, P. Noble, S. Sahn, D. Valeyre.

•	To be presented as part of the oral session: “New insights in the treatment of idiopathic pulmonary fibrosis” on Sunday, September 25, 2011 from 8:30 a.m. to 10:30 a.m. in “Forum.”

•	On July 7, InterMune reported that patient enrollment had begun in the new Phase 3 pirfenidone study, ASCEND, in the United States and certain additional territories:

•

ASCEND is a double-blind, placebo-controlled trial of 52 weeks duration with a primary endpoint of change in Forced Vital Capacity (FVC) between baseline and Week 52. The trial will enroll approximately 500 IPF patients with mild-to-moderate impairment in lung function.

•	The study will be primarily enrolled in the United States but will also include sites in Mexico, South America, Australia and New Zealand.

•	InterMune expects the trial to be fully enrolled during the first half of 2012, and that results from the study will be available in mid-2013.

Hepatology:

•

At its Analyst Day presentation on May 26, 2011, InterMune announced that its new strategic focus is on patients with pulmonary disease and fibrotic diseases and that it will make no further investments in HCV.

Second Quarter and First Half 2011 Financial Results (Unaudited)

InterMune reported total revenue in the second quarter of 2011 of $6.2 million, compared with $5.9 million in the second quarter of 2010, and total revenue for the first six months of 2011 of $12.6 million, compared with $12.0 million in the first six months of 2010. Total revenue in both the three- and six-month periods of 2011 reflect lower off-label physician prescriptions of Actimmune® (gamma interferon-1b) for the treatment of IPF (which InterMune does not promote), as well as an increase from the Roche research agreement.

Research and development (R&D) expenses in the second quarter of 2011 were $20.1 million compared with $14.7 million in the second quarter of 2010, an increase of 36 percent. R&D expenses were $36.9 million for the six months ended June 30, 2011, compared with $35.2 million in 2010, an increase of 5 percent. Higher R&D expenses reflect increased expenses due to the preparation of the ASCEND trial, partially offset by decreased expenses associated with danoprevir, which was divested in October of 2010.

General and administrative (G&A) expenses were $21.7 million in the second quarter of 2011, compared with $12.7 million in the same period a year earlier, an increase of 70 percent. G&A expenses were $39.3 million in the first six months of 2011, an increase of 41 percent from $27.9 million in the same period of 2010. The increased spending for the three- and six-month periods in 2011 compared with the same periods in 2010 are attributable to legal costs in connection with establishment of a European infrastructure, the global prosecution of the intellectual property portfolio, other regulatory and corporate matters, as well as in connection with indemnification obligations to former CEO Scott Harkonen. Additionally, $5.8 million of stock-based compensation expense was incurred in the first six months of 2011 compared with $2.8 million during the same period of 2010. This increase is related to the vesting of awards tied to the European Commission’s decision to grant marketing authorization for Esbriet.

The net loss for the second quarter of 2011 was $39.9 million, or $0.68 per share, compared with a net loss of $25.3 million, or $0.46 per share, in 2010. Net loss for the first six months of 2011 was $72.0 million, or $1.25 per share, compared with a net loss of $59.4 million, or $1.11 per share, in the comparable period of 2010.

As of June 30, 2011, InterMune had cash, cash equivalents and available-for-sale securities of approximately $245.7 million.

Guidance for 2011 Expenses

The company today modified its forward-looking financial guidance for operating expenses in 2011.

•	R&D expense: unchanged and anticipated to be in a range of approximately $85 to $95 million.

•	G&A expense: changed and now anticipated to be in a range of approximately $75 to $85 million (formerly $65 to $75 million).

Conference Call and Webcast Details

InterMune will host a live webcast of a conference call today at 4:30 p.m. EDT to discuss business highlights and financial results for the second quarter and first six months of 2011. Interested investors and others may participate in the conference call by dialing 888-567-5125 (U.S.) or 706-643-9223 (international), conference ID# 80082950. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 80082950. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and fibrotic diseases. In pulmonology, we are focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive and fatal lung disease. Pirfenidone, the only medicine approved worldwide for IPF, is approved for marketing by InterMune in the EU as Esbriet® and is currently in a Phase 3 clinical trial in the United States. Pirfenidone is also approved for the treatment of IPF in Japan, where it is marketed by Shionogi & Co. Ltd. under the trade name Pirespa®. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to commercial launch preparations for Esbriet® (pirfenidone) in the EU, anticipated timing of commercial launches and statements regarding anticipated timing of the ASCEND trial enrollment and availability of results. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 9, 2011 (the “Form 10-K”), and other periodic reports filed with the SEC, including but not limited to the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to significant regulatory, supply and competitive barriers to entry with respect to Actimmune; (iii) risks related to the uncertain, lengthy and expensive clinical development process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (iv) risks related to the regulatory process for the company’s product candidates, including the possibility that the results of the new 52-week Phase 3 clinical trial (ASCEND) having an FVC endpoint may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (v) risks related to unexpected regulatory actions or delays or government regulation generally; (vi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (vii) government, industry and general public pricing pressures; (viii) risks related to our ability to successfully launch and commercialize Esbriet in the EU, including successfully establishing a commercial operation in the EU and receiving favorable governmental pricing and reimbursement approvals in each EU country; and (ix) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Actimmune® and Esbriet® are registered trademarks of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Revenue, net
Actimmune	$4,909	$5,074	$9,961	$10,338
Collaboration revenue	1,329	818	2,629	1,636

Total revenue, net	6,238	5,892	12,590	11,974
Costs and expenses:
Cost of goods sold	3,359	1,165	5,645	3,808
Research and development	20,084	14,724	36,922	35,201
General and administrative	21,735	12,732	39,311	27,863
Restructuring charges	—	1,261	—	1,261

Total costs and expenses	45,178	29,882	81,878	68,133
Loss from operations	(38,940)	(23,990)	(69,288)	(56,159)
Interest income	121	133	259	310
Interest expense	(1,086)	(2,078)	(2,873)	(4,179)
Other income (expense)	11	590	(95)	605

Net loss	$(39,894)	$(25,345)	$(71,997)	$(59,423)

Basic and diluted loss per share:
Net loss per share	$(0.68)	$(0.46)	$(1.25)	$(1.11)

Shares used in computing basic and diluted net loss per share	58,924	54,858	57,657	53,402

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30 2011	December 31, 2010
Cash, cash equivalents and available-for-sale securities	$245,738	$295,073
Acquired product rights, net	19,750	—
Other assets	15,207	10,074

Total assets	$280,695	$305,147

Total other liabilities	$31,223	$26,547
Convertible senior notes	85,000	129,300
Stockholders’ equity	164,472	149,300

Total liabilities and stockholders’ equity	$280,695	$305,147

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